UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 17, 2017

OncBioMune Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-52218	20-2590810
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

11441 Industriplex Blvd, Suite 190, Baton Rouge, LA	70809
(Address of principal executive offices)	(Zip Code)

(225) 227-2384

Registrant’s telephone number, including area code

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 17, 2017, the Board of Directors (the “Board”) of OncBioMune Pharmaceuticals, Inc. (the “Company”) approved the grant of non-qualified stock options to purchase 350,000 shares of the Company’s common stock, $0.0001 par value (the “Common Stock”), to each non-employee member of the Board which included Daniel S. Hoverman and Charles L. Rice, Jr.. (the “Stock Options”). The Stock Options are exercisable at an exercise price of $0.27 per share, the closing price of the Common Stock on the day prior to the date of the grant pursuant to the terms of a Non-Qualified Stock Option Agreement. The Stock Options vest on the anniversary date of the award so long as the optionee remains a director of the Company on the vesting date (except as otherwise provided for in the Stock Option). The Stock Option is for a 10-year term and will terminate immediately if the director is removed for cause. The Stock Option will remain exercisable for one year after the director’s appointment as a director with the Company is terminated without cause or if the termination is due to death or disability of the director. However, under no circumstances will the exercise period of any Stock Option be extended beyond the 10-year term of the Stock Option.

The foregoing summary of the Stock Options is not a complete description of all of the terms and conditions of the Stock Options and is qualified in its entirety by reference to the Form of Non-Qualified Stock Option Agreement for Directors, a copy of which is filed herewith as Exhibit 10.1, and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description

10.1*+	Form of Non-Qualified Stock Option Agreement for Directors.

* Filed herewith.

+ Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ONCBIOMUNE PHARMACEUTICALS, INC.

Dated: April 21, 2017	By:	/s/ Andrew Kucharchuk
Andrew Kucharchuk
Chief Financial Officer and President